EXHIBIT 11

                                PAYCHEX, INC.
               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                    (In thousands except per share data)

                                    For the three months    For the six months
                                      ended November 30,    ended November 30,
                                         1997       1996       1997       1996
A.  Net income                       $ 24,718   $ 18,068   $ 47,792   $ 35,141

B.  Actual weighted-average number
    of common shares outstanding      108,639    107,742    108,601    107,625

C.  Earnings per
    common share (A/B)(1)            $    .23   $    .17   $    .44   $    .33

PRIMARY DILUTED EARNINGS PER SHARE(2):
D.  Net effect of dilutive stock
    options based on Treasury Stock
    Method using average market price
    for the three months and six
    months ended November 30,           1,028      1,274      1,047      1,254

E.  Adjusted weighted-average
    shares outstanding (B+D)          109,667    109,016    109,648    108,879

F.  Primary diluted earnings
    per share (A/E)                  $    .23   $    .17   $    .44   $    .32

G.  Dilutive effect on earnings
    per share (C-F)                  $    .00   $    .00   $    .00   $    .01

FULLY DILUTED EARNINGS PER SHARE(2):
H.  Net effect of dilutive stock
    options based on Treasury Stock
    Method using the period end market
    price, if greater than the average
    market price for the three months
    and six months ended November 30,   1,114      1,274      1,090      1,280

I.  Adjusted weighted-average shares
    outstanding (B+H)                 109,753    109,016    109,691    108,905

J.  Fully diluted earnings
    per share (A/I)                  $    .23   $    .17   $    .44   $    .32


K.  Dilutive effect on earnings
    per share (C-J)                  $    .00   $    .00   $    .00   $    .01

(1) Earnings per common share information is based on weighted-average number of shares of common stock outstanding during each period. No effect has been given to stock options outstanding under the Company's Stock Incentive Plans as no material dilutive effect would result from the exercise of these options.

(2) This calculation is submitted in accordance with The Securities and Exchange Act of 1934, although not required by Accounting Principles Board Opinion No. 15, since no material dilutive effect would result from the exercise of these options.